Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the inclusion of our Independent Auditor’s Report dated February 26, 2004 regarding the consolidated balance sheets of Tower Park Marina Investors L.P. (formerly P.S. Marina Investors I), a California Limited Partnership, and Subsidiary as of December 31, 2003 and 2002, and the related consolidated statements of operations, changes in partners’ deficit, and cash flows for the years ended December 31, 2003, 2002 and 2001, in the annual report on Form 10-K filed with the Securities and Exchange Commission.

/S/ Vasquez & Company LLP

Los Angeles, California

March 29, 2004